Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
(281) 556-6200

BPZ Energy Announces Establishment of Rule 10b5-1 Stock Trading Plans

July 8, 2008—HOUSTON—BPZ Resources, Inc. (AMEX:BZP) today announced that the Company’s Board of Directors has adopted a policy authorizing establishment of stock trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The policy permits participating Company executives, other key Company employees and Board members to enter into pre-arranged stock trading plans for future purchases or sales of pre-determined amounts of Company stock over time according to pre-determined pricing criteria.

Rule 10b5-1 allows plans to be established that permit corporate executives to prearrange sales of company securities at a time when they are not aware of any material non-public information.  Such plans typically involve a plan to buy or sell shares over a set period of time.  These pre-arranged planned trades will be executed at a specified later date, as set forth in the plan, without further action or oversight by the executive officer.  A plan can provide for purchase or sales of stock on a particular date or at a particular price or a combination of both of these factors, along with others.  The rules allow corporate executives and other designated insiders to diversify their investment portfolios and avoid concerns about initializing stock transactions while possibly in possession of material non-public information.  Shares sold by Executive Officers and Board members pursuant to the plan will be disclosed publicly through Form 144 filings and Form 4 filings, when applicable , as required by the SEC.

The Company today announced that four executives have each informed the Company they intend to establish separate stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The four executives (and shares subject to the plans) are Dr. Fernando Zúñiga y Rivero, Chairman of the Board (700,000 shares), Manolo Zúñiga, President and Chief Executive Officer (500,000 shares), Frédéric Briens, Chief Operating Officer (150,000 shares), and Edward Caminos, Chief Financial Officer (90,000 shares).  These executives have informed the Company that they are adopting the plans to diversify their personal financial portfolios, address charitable donation commitments and other personal financial matters such as estate and education planning.

Manolo Zúñiga, President and Chief Executive Officer commented “The adoption of this trading plan gives our key executives the opportunity to diversify their portfolios and to plan for the future.  Each person electing to buy or sell shares is required to file a schedule for review by the Company so we ensure the orderly management of each transaction.  By scheduling the sales over an extended period of time, in most cases over a twelve month period, we should avoid affecting the stock’s daily performance.  This is an important step in helping each executive address personal financial issues.  My management team remains fully committed to the success of the Company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.